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                                                                     EXHIBIT 8.2

                     [THACHER PROFFITT & WOOD LETTERHEAD]


                               November 16, 1998


T R Financial Corp.
1222 Franklin Avenue
Garden City, New York 11520

          Re:  Merger of T R Financial Corp.
               into Roslyn Bancorp, Inc.
               -------------------------

Dear Sirs:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of T R Financial Corp. ("TRF"), a Delaware corporation and sole shareholder of Roosevelt Savings Bank ("TRF Bank"), with and into Roslyn Bancorp, Inc. ("RBI"), a Delaware corporation and sole shareholder of Roslyn Savings Bank ("RBI Bank"). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of May 25, 1998 by and between RBI and TRF (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement/Prospectus (the "Proxy Statement") included in RBI's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or in the Proxy Statement.

     In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of RBI and TRF as we have deemed appropriate. We have also relied, without independent verification, upon the October 14, 1998 letter of RBI and the November 10, 1998 letter of TRF to Thacher Proffitt & Wood containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by RBI and TRF in the foregoing letters are true, correct and complete, and will be true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the Management of RBI or TRF, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.


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T R Financial Corp.
Page 2
November 16, 1998


     Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

          (1) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

          (2) No gain or loss will be recognized by RBI, RBI Bank, TRF or TRF Bank as a result of the Merger;

          (3) Except to the extent of any cash received in lieu of a fractional share interest in RBI Common Stock, no gain or loss will be recognized by holders of TRF Common Stock who exchange their shares of TRF Common Stock for shares of RBI Common Stock pursuant to the Merger;

          (4) The tax basis of the shares of RBI Common Stock received by each holder of TRF Common Stock who exchanges shares of TRF Common Stock for shares of RBI Common Stock in the Merger will be the same as the tax basis of the shares of TRF Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest of RBI Common Stock for which cash is received; and

          (5) The holding period of the shares of RBI Common Stock received by each holder of TRF Common Stock in the Merger will include the holding period of the shares of TRF Common Stock exchanged therefor, provided that such stockholder holds such shares of TRF Common Stock as a capital asset at the Effective Time.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of TRF and its shareholders and RBI, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We
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T R Financial Corp.
Page 3
November 16, 1998


consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger -- Certain Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement.

                         Very truly yours,

                         /s/ Thacher Proffitt & Wood

                         THACHER PROFFITT & WOOD